Exhibit 10.27

ORACLE (Suisse)

Davos, January 31 1997

Mr. Sergio Giacoletto

14, Chemin des Cotes

1233 Bernex

Switzerland

Dear Sergio,

I am delighted to offer you the position of Vice - President Alliances in Oracle E.M.E.A. You will be based in Geneva, employed by Oracle Switzerland. We may create a separate entity from Oracle Switzerland to cover the EMEA activities. In that case your employment will be transferred to the new entity under the identical conditions of this offer.

The conditions of your employment are as follows:

On Target Earning :	your annual base salary will be Sfr. 300’000.00 paid in 13 months. Your incentive will be Sfr. 180’000.00 at target based on an agreed yearly plan. Up to May 31 1997, you will be paid at your monthly 100% O.T.E.

Medical, illness, disability and pension plan:	You will receive the same conditions as per your actual employer and the same insurance company. You will provide to the Suisse Human Resources department a copy of your coverages and the contact of Mr: Grandchamp to formalize the coverage.

Car allowance:	You will be provided with the same conditions you have with your existing employer

Stock options:	We will request to the Board of Directors of Oracle to grant you 15000 shares according to standard rules and regulations of the company.

Letter to Sergio Giacoletto

Your starting date will be March 1 1997.

It is a great pleasure and honor for me to work again with you to build a strong Oracle EMEA.

I look forward to receive back a copy of this letter in sign of agreement.

Enjoy your vacations and thanks for your trust.

Best regards,

/s/ Pier Carlo Falotti
Pier Carlo Falotti

EMPLOYMENT AGREEMENT

concluded between

ORACLE Software (Switzerland) Ltd.

Oracle House, Täfernstrasse 4

5405 Baden-Dättwil

(hereinafter referred to as the “company”)

and

Mr Sergio Giacoletto

14, Chemin des Cotes

1233 Bernex

(hereinafter referred to as the “employee”)

February 20th, 1997

The employee shall assume the position of Vice President Alliances, EMEA (100%) under the following terms and conditions:

Direct report:	Senior Vice President EMEA

Place of work:	Geneva

Starting date:	March 1st, 1997

Probationary Period

The first three months of employment are on a probationary basis. During this period, either party may terminate this agreement by giving an advance notice of one week.

Notice Period for Termination

During the first year of employment the notice period for termination is one month, as of the second year of employment it is three months both as per the end of a month. The notice periods apply mutually.

Employee’s Obligations

The employee shall carefully perform the work assigned to him/her and loyally safeguard the company’s legitimate interests.

During the employment the employee is not permitted to enter, into activities active compete with the company’s business. Business and trade secrets shall not be disclosed or used otherwise by the employee without the company’s express consent.

Working Hours

The minimum working hours for full time-employees are 40 hours per week. For employees in a part time position the working hours are reduced in relation to their percentage of employment. However, the company expects its employees to complete their assignments in accordance with ORACLE’s high quality standards and in a timely manner.

Confidentiality Clause

The employment creates a relationship of confidence and trust between the employee and the company with respect to certain information of a confidential, proprietary or trade secret nature which gives the company a competitive edge in its business. For the purpose of this agreement, all such confidential, proprietary or trade secret information will be referred to as “Proprietary Information”.

The imposed secrecy refers in particular to customer data transmitted to the company’s attention.

The software products provided by ORACLE Corporation, Redwood Shores, CA, USA, such as dateline communications, handbooks, supporting documentation (technical or market strategic) are the sole property of ORACLE Corporation, Redwood Shores. Market strategic and internal confidential information are only to be transmitted to third parties with the written consent of the company.

The employee acknowledges that a violation of these provisions would justify the immediate termination of this employment agreement according to Article 337 of the Swiss Code of Obligations.

At all times, both during and after the employment, the employee will hold Proprietary Information in confidence. He/she will not use, transfer, publish, disclose or report Proprietary Information directly or indirectly, except such disclosure to other ORACLE employees or authorised third parties as may be necessary in the ordinary course of performing his/her duties for the company.

Discovery Clause

The employee will promptly disclose to the company all ideas, processes, inventions, modifications, and improvements (collectively referred to as “Discoveries”) relating to any work or business carried out by the company, conceived by the employee him/herself or with others during the term, of the employment, whether or not conceived during regular business hours.

The company shall have the option to obtain exclusive property in such Discoveries. The employee agrees to execute all formal documents necessary to assign any Discoveries to the company as well as all documents required to obtain a patent, register a copyright, or enforce company’s rights to such Discoveries should the company desire to obtain respective rights.

In case of the company’s adoption of the Discovery pursuant to Article 332 of the Swiss Code of Obligations the employee shall receive a compensation.

The obligations shall remain effective beyond the termination of employment with respect to Discoveries the employee conceives or makes during the employment period.

Developments

For employees which are or potentially may be engaged in (co-) developing program code and/or conjunctive documentation (collectively referred to hereinafter as “Developments”) for the company or its customers, the following shall apply:

Any and all Developments which the employee may generate while fulfilling his/her employment agreement shall be or become the full property of ORACLE as far as this is not automatically provided by law. To the extent necessary and permissible by law the employee agrees to transfer to ORACLE and/or waive any such intellectual property rights.

Avocational Occupation

During the employment relationship, the employee shall neither perform work for third parties against compensation nor perform work on his/her own account to the extent such work conflicts with his duty of loyalty, and, in particular, to the extent it may compete with his/her company. The employee shall not offer products or services outside the range of those offered by the company.

Avocational occupation must be approved by the company. The employee acknowledges that a breach of this provision would justify the termination without notice period as provided in Art. 337 of the Swiss Code of Obligations.

Vacation

The vacation entitlement for full time-employees is 25 working days per Fiscal Year during the first three years of employment. During the forth and fifth year the entitlement is 26 working days, during the sixth and seventh year 27 working days and from the eighth year on 28 working days per Fiscal Year, For employees who are older than 50 years the yearly entitlement is 28 working days per Fiscal Year. For employees in a part time position the entitlement will be reduced in relation to their percentage of employment.

The vacation entitlement will be pro-rated in the event the employment starts or ends during a Fiscal Year.

Official holidays within the employee’s vacation period shall be added to his/her vacation entitlement.

Vacation dates and their respective duration shall be agreed upon mutually in order to take the employee’s desires as well as the company’s interests into adequate consideration.

Remuneration

Your On Target Earning (OTE) will be	SFr. 480’000.–, composed as follows:
Base salary (paid 13 x p.a.)	SFr. 300’000.—
Variable	SFr. 180’000.—

The 13th monthly salary will be pro-rated according to your starting or termination date. The variable part of the OTE will be guaranteed during the 3 months after the starting date (i.e. May 31st l997).

The Target Sheet is an integral part of this agreement and defines the target income for each Fiscal year separately. In absence of a new target sheet the arrangement for the previous year shall apply.

Military Service

The company shall pay the full salary up to four weeks in the event of compulsory military service. Salary payments during voluntary military service may be continued upon the company’s approval on a case to case basis.

Expenses

Your business expenses will be reimbursed in accordance with our Expenses Regulations.

Car Allowance

Please refer to letter dated January 31st 1997 signed by Pier Carlo Falotti.

Illness Insurance

Please refer to letter dated January 31st 1997 signed by Pier Carlo Falotti.

Please provide the company with a copy of your insurance policy.

Pension Plan

Please refer to letter dated January 31st 1997 signed by Pier Carlo Falotti.

Accident- and Sickness Benefit-Insurance

Please refer to letter dated January 31st 1997 signed by Pier Carlo Falotti.

Compulsory Insurances (AHV, ALV, etc.)

50% of the charges will be paid by the company.

Regulations

The employee confirms by signing that he/she has received all the regulations mentioned in this employment agreement.

Company:		Employee:

Baden-Därttwil,	12.3.97	Place/Date:	Bemex, 27/2/97

Signature:		Signature:	/s/ Sergo Giacoletto

ORACLE Software (Switzerland) Ltd.

/s/ P.C. Farom	/s/ Th Sager
P.C. Farom	Th Sager

Enclosures mentioned

In duplicate